Exhibit 99.1

Contact:	Will Davis
Vice President of Investor Relations and Chief of Staff
Phone: (c) 917-519-6994
Email: davisw@lumosnet.com

Lumos Networks Names Johan Broekhuysen as Permanent CFO

WAYNESBORO, Va.—(BUSINESS WIRE) Lumos Networks Corp. (“Lumos Networks” or the “Company”) (NASDAQ: LMOS), a fiber-based service provider of data, voice and IP-based telecommunication services in the Mid-Atlantic region, today announced that it has appointed Johan G. Broekhuysen, currently Interim Chief Financial Officer, Chief Accounting Officer and Corporate Controller, to serve as Executive Vice President, Chief Financial Officer and Treasurer effective October 3, 2014. He remains the Company’s Chief Accounting Officer.

“Johan has performed admirably during the last six months as interim Chief Financial Officer and I am pleased to announce that he has been named CFO in a permanent role,” said Timothy G. Biltz, CEO of Lumos Networks. “Johan has the full support of both the Lumos Board of Directors and the entire management team.”

Mr. Biltz continued, “After reviewing both internal and external candidates, we determined that Johan is the best candidate for the job. Johan has the appropriate skill set and background necessary to help guide Lumos Networks as we continue our transformation to a fiber bandwidth service provider.”

Mr. Broekhuysen, age 43, joined the Company in November 2012 as Vice President and Corporate Controller and was appointed Chief Accounting Officer in January 2014 and interim Chief Financial Officer in March 2014. Prior to joining the Company, Mr. Broekhuysen was Senior Vice President, Assistant Treasurer and Corporate Controller of GlobalLogic, Inc., a privately-held software research and development company, from 2009 to January 2012 and Vice President and Corporate Controller of GlobalLogic, Inc. from 2008 to 2009. Prior to joining GlobalLogic, Inc., Mr. Broekhuysen was Director, Financial Reporting and Consolidation of AOL, LLC, an online advertising and Internet connectivity provider, from 2007 to 2008 and Director, Service Revenue Accounting of AOL, LLC from 2004 to 2007.

About Lumos Networks

Lumos Networks is a fiber-based provider in the Mid-Atlantic region serving Carrier and Enterprise customers offering end to end connectivity in 23 markets in Virginia, Pennsylvania, West Virginia, Maryland, Ohio and Kentucky. With a fiber network of 7,548 fiber route miles, Lumos Networks connects to 673 Fiber to the Cell sites, 15 commercial data centers and 1,420 on-net buildings. In 2013, Lumos Networks generated over $104 million in Data Revenue over its fiber network. Detailed information about Lumos Networks is available at www.lumosnetworks.com.